EXHIBIT 99.1

[MICROMUSE LOGO]

Micromuse contact:
Nicole Fortenberry
(212) 895-8732
nicole@micromuse.com

DECEMBER 20, 2002

MEDIA ADVISORY: MICROMUSE COMPLETES ACQUISITION OF LUMOS TECHNOLOGIES

SAN FRANCISCO – Micromuse Inc. (Nasdaq: MUSE), the leader of business and service assurance software, today announced that it has successfully completed its acquisition of Lumos Technologies, Inc. Based in Santa Monica, Lumos is a privately held company that develops sophisticated technology for managing Layer 1 networks.

The purchase of Lumos, which was effective on December 19, 2002, will enable Micromuse to augment its Netcool® software for enterprises and service providers with enhanced Layer 1 network visibility, event correlation, and problem resolution. Further, Micromuse will gain an existing base of more than 100 equipment vendors who have signed license agreements with Lumos and will deliver on immediate opportunities to enrich existing Netcool® deployments at several major customer sites.

About Micromuse

Micromuse Inc. (Nasdaq: MUSE) is the leading provider of service and business assurance software solutions. The Netcool® software suite provides organization with the assurance that their IT systems are supporting and driving profits 24 hours a day. Unlike traditional infrastructure management systems, Netcool solutions provide realtime end-to-end visibility and accurate troubleshooting from a business perspective. Such business intelligence allows organizations to respond to problems quickly, streamline workflow processes and improve business uptime. Micromuse customers include AT&T, BT, Cable & Wireless, Charles Schwab, Deutsche Telekom, Digex, EarthLink, GE Appliances, ITC^DeltaCom, J.P. Morgan Chase, T-Mobile and Verizon. Headquarters are located at 139 Townsend Street, San Francisco, Calif. 94107; (415) 538-9090. The Web site is at www.micromuse.com.

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Micromuse and Netcool are registered trademarks of Micromuse Ltd. All other trademarks and registered trademarks in this document are the properties of their respective owners. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties.

The factors that could cause actual future results to differ materially from the forward-looking statements include the following: fluctuations in customer demand, the Company’s ability to manage its growth (including the ability to hire sufficient sales and technical personnel), the risks associated with the expansion of the Company’s distribution channels, the risk of new product introductions and customer acceptance of new products; the rapid technological change which characterizes the Company’s markets, the risks associated with competition, the risks associated with international sales as the Company expands its markets, and the ability of the Company to compete successfully in the future, as well as other risks identified in the Company’s Securities and Exchange Commission Filings, including but not limited to those appearing under the caption “Risk Factors” in the Company’s most recent Quarterly Reports on Form 10-Q and on Form 10-K on file with the Securities and Exchange Commission and available on the Company’s Web site.